Exhibit 99.1

Contacts:	Jess Vogl (Media)	Shep Dunlap (Investors)
	1-847-943-5678	1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q1 2021 Results

First Quarter Highlights

•	Net revenues increased 7.9% driven by Organic Net Revenue[1] growth of 3.8%, favorable currency and acquisitions
•	Diluted EPS was $0.68, up 33.3%; Adjusted EPS[1] was $0.77, up 10.6% on a constant-currency basis
•	Cash provided by operating activities was $915 million; Free Cash Flow[1] was $699 million
•	Return of capital to shareholders was $1.5 billion

CHICAGO, Ill. – April 27, 2021 – Mondelēz International, Inc. (Nasdaq: MDLZ) today reported its first quarter 2021 results.

“Our first quarter results demonstrate that we are emerging from the COVID-19 pandemic stronger, as we continue to build upon our track record of robust growth, profitability and cash generation,” said Dirk Van de Put, Chairman and Chief Executive Officer. “We saw continued improvement across emerging markets, healthy demand in developed markets and another quarter of strong share performance. We remain squarely focused on accelerating growth by further strengthening our core brand and expanding our presence in high-growth channels, categories and adjacencies. Our strategy is working, and our business is better positioned than ever before.”

Net Revenue

$ in millions	Reported Net Revenues		Organic Net Revenue Growth
	Q1 2021	% Chg vs PY	Q1 2021	Vol/ Mix		Pricing
Quarter 1
Latin America	$669	(7.9)%	7.2%	(2.9	) pp	10.1	pp
Asia, Middle East & Africa	1,745	16.2	10.8	7.9	pp	2.9
Europe	2,847	10.2	3.3	2.4	pp	0.9
North America	1,977	4.3	(2.3)	(2.8	) pp	0.5

Mondelēz International	$7,238	7.9%	3.8%	1.5	pp	2.3	pp

Emerging Markets	$2,563	6.0%	9.9%	4.7	pp	5.2	pp
Developed Markets	$4,675	9.0%	0.4%	(0.2	) pp	0.6	pp

Operating Income and Diluted EPS

$ in millions, except per share data	Reported			Adjusted
	Q1 2021	vs PY (Rpt Fx)		Q1 2021	vs PY (Rpt Fx)		vs PY (Cst Fx)
Quarter 1
Gross Profit	$2,966	21.0%		$2,866	7.9%		5.0%
Gross Profit Margin	41.0%	4.5	pp	39.6%	—	pp

Operating Income	$1,283	49.9%		$1,292	16.8%		12.8%
Operating Income Margin	17.7%	4.9	pp	17.9%	1.4	pp

Net Earnings[2]	$961	30.6%		$1,090	15.0%		10.0%
Diluted EPS	$0.68	33.3%		$0.77	16.7%		10.6%

First Quarter Commentary

•

Net revenues increased 7.9 percent driven by Organic Net Revenue growth of 3.8 percent, favorable currency, and incremental sales from the company’s acquisitions of Give & Go and Hu. Volume and pricing drove Organic Net Revenue growth, partially offset by unfavorable mix.

•

Gross profit increased $515 million, while gross profit margin increased 450 basis points to 41.0 percent, primarily driven by favorable year-over-year change in mark-to-market gains/losses from currency and commodity derivatives. Adjusted Gross Profit[1] increased $134 million at constant currency, while Adjusted Gross Profit margin remained flat at 39.6 percent due to higher raw material costs and unfavorable product mix, offset by higher pricing and manufacturing productivity.

•

Operating income increased $427 million and operating income margin was 17.7 percent, up 490 basis points primarily due to favorable year-over-year change in mark-to-market gains/losses from currency and commodity derivatives and higher Adjusted Operating Income[1], partially offset by higher restructuring expenses. Adjusted Operating Income increased $142 million at constant currency, and Adjusted Operating Income margin increased 140 basis points to 17.9 percent primarily driven by lower overhead costs, partially offset by increased advertising and consumer promotions spend.

•

Diluted EPS was $0.68, up 33.3 percent, primarily due to mark-to-market gains from derivatives versus losses in the prior year, lapping the prior-year loss on interest rate swaps and an increase in Adjusted EPS, partially offset by a loss on debt extinguishment, higher Simplify to Grow program costs and lapping the prior-year gain on equity method investment transactions.

•

Adjusted EPS was $0.77, up 10.6 percent on a constant-currency basis driven by operating gains and share repurchases, partially offset by lower equity method investment earnings and higher taxes primarily due to changes in the company’s mix of earnings.

•	Capital Return: The company returned $1.5 billion to shareholders in cash dividends and share repurchases.

2021 Outlook

Mondelēz International provides its outlook on a non-GAAP basis, as the company cannot predict some elements that are included in reported GAAP results, including the impact of foreign exchange. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.

Metric	FY 2021 Outlook
Organic Net Revenue Growth	3%+
Adjusted EPS Growth (at cst FX)	High single-digit
Free Cash Flow	$3B+

The company estimates currency translation would increase 2021 net revenue growth by approximately 2 percent3 with a positive $0.10 impact to Adjusted EPS3. Outlook is provided in the context of greater than usual volatility as a result of COVID-19. The company strategy and long-term algorithm remain unchanged.

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 5 p.m. ET today. A listen-only webcast will be provided at www.mondelezinternational.com. An archive of the webcast will be available on the company’s web site. The company will be live tweeting the event at www.twitter.com/MDLZ.

About Mondelēz International

Mondelēz International, Inc. (Nasdaq: MDLZ) empowers people to snack right in over 150 countries around the world. With 2020 net revenues of approximately $27 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, belVita and LU biscuits; Cadbury Dairy Milk, Milka and Toblerone chocolate; Sour Patch Kids candy and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

End Notes

1.

Organic Net Revenue, Adjusted Gross Profit (and Adjusted Gross Profit margin), Adjusted Operating Income (and Adjusted Operating Income margin), Adjusted EPS, Free Cash Flow and presentation of amounts in constant currency are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.

2.	Earnings attributable to Mondelēz International.
3.	Currency estimate is based on published rates from XE.com on April 21, 2021.

Additional Definitions

Emerging markets consist of the Latin America region in its entirety; the Asia, Middle East and Africa region excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Russia, Ukraine, Turkey, Kazakhstan, Georgia, Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.

Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia, Middle East and Africa region.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “may,” “would,” “could,” “estimate,” “outlook” and similar expressions are intended to identify the company’s forward-looking statements, including, but not limited to, statements about: the impact of and volatility resulting from the COVID-19 pandemic; the company’s strategy and the prospects for the business; the company’s future performance, including its future revenue growth, earnings per share and cash flow; currency and the effect of currency translation on the company’s results of operations; the company’s long-term algorithm; and the company’s outlook, including 2021 Organic Net Revenue growth, Adjusted EPS growth and Free Cash Flow. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company’s control, and many of these risks and uncertainties are currently amplified by and may continue to be amplified by the COVID-19 pandemic. Important factors that could cause the company’s actual results to differ materially from those indicated in the company’s forward-looking statements include, but are not limited to, uncertainty about the magnitude, duration, geographic reach, impact on the global economy and related current and potential travel restrictions of the COVID-19 pandemic; the current, and uncertain future, impact of the COVID-19 pandemic on the company’s business, growth, reputation, prospects, financial condition, operating results (including components of the company’s financial results), cash flows and liquidity; risks from operating globally including in emerging markets; changes in currency exchange rates, controls and restrictions; volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; tax matters including changes in tax laws and rates, disagreements with taxing authorities and imposition of new taxes; use of information technology and third party service providers; unanticipated disruptions to the company’s business, such as the malware incident, cyberattacks or other security breaches; global or regional health pandemics or epidemics, including COVID-19; competition; protection of the company’s reputation and brand image; changes in consumer preferences and demand and the company’s ability to innovate and differentiate its products; the restructuring program and the company’s other transformation initiatives not yielding the anticipated benefits; changes in the assumptions on which the restructuring program is based; management of the company’s workforce; consolidation of retail customers and competition with retailer and other economy brands; changes in the company’s relationships with customers, suppliers or distributors; legal, regulatory, tax or benefit law changes, claims or actions; the impact of climate change on the company’s supply chain and operations; strategic transactions; significant changes in valuation factors that may adversely affect the company’s impairment testing of goodwill and intangible assets; perceived or actual product quality issues or product recalls; failure to maintain effective internal control over financial reporting; volatility of and access to capital or other markets and the company’s liquidity; pension costs; the expected discontinuance of London Interbank Offered Rates and transition to any other interest rate benchmark; and the company’s ability to protect its intellectual property and intangible assets. Please also see the company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including the company’s most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
Net revenues	$7,238	$6,707

Cost of sales	4,272	4,256

Gross profit	2,966	2,451
Gross profit margin	41.0%	36.5%

Selling, general and administrative expenses	1,564	1,537

Asset impairment and exit costs	90	15

Gain on acquisition	(9)	—

Amortization of intangible assets	38	43

Operating income	1,283	856
Operating income margin	17.7%	12.8%

Benefit plan non-service income	(44)	(33)

Interest and other expense, net	218	190

Earnings before income taxes	1,109	699

Income tax provision	(212)	(148)
Effective tax rate	19.1%	21.2%
(Loss)/gain on equity method investment transactions	(7)	71
Equity method investment net earnings	78	121

Net earnings	968	743

Noncontrolling interest earnings	(7)	(7)

Net earnings attributable to Mondelēz International	$961	$736

Per share data:
Basic earnings per share attributable to Mondelēz International	$0.68	$0.51

Diluted earnings per share attributable to Mondelēz International	$0.68	$0.51

Average shares outstanding:
Basic	1,412	1,434
Diluted	1,422	1,445

Schedule 2

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of U.S. dollars)

(Unaudited)

	March 31,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$2,028	$3,619
Trade receivables	2,655	2,297
Other receivables	660	657
Inventories, net	2,635	2,647
Other current assets	865	759

Total current assets	8,843	9,979
Property, plant and equipment, net	8,766	9,026
Operating lease right of use assets	609	638
Goodwill	21,945	21,895
Intangible assets, net	18,527	18,482
Prepaid pension assets	742	672
Deferred income taxes	725	790
Equity method investments	5,916	6,036
Other assets	276	292

TOTAL ASSETS	$66,349	$67,810

LIABILITIES
Short-term borrowings	$674	$29
Current portion of long-term debt	1,895	2,741
Accounts payable	6,372	6,209
Accrued marketing	2,136	2,130
Accrued employment costs	670	834
Other current liabilities	2,803	3,216

Total current liabilities	14,550	15,159
Long-term debt	16,961	17,276
Long-term operating lease liabilities	447	470
Deferred income taxes	3,353	3,346
Accrued pension costs	1,161	1,257
Accrued postretirement health care costs	345	346
Other liabilities	2,383	2,302

TOTAL LIABILITIES	39,200	40,156
EQUITY
Common Stock	—	—
Additional paid-in capital	32,009	32,070
Retained earnings	28,903	28,402
Accumulated other comprehensive losses	(10,746)	(10,690)
Treasury stock	(23,091)	(22,204)

Total Mondelēz International Shareholders’ Equity	27,075	27,578
Noncontrolling interest	74	76

TOTAL EQUITY	27,149	27,654

TOTAL LIABILITIES AND EQUITY	$66,349	$67,810

	March 31, 2021	December 31, 2020	Incr/ (Decr)
Short-term borrowings	$674	$29	$645
Current portion of long-term debt	1,895	2,741	(846)
Long-term debt	16,961	17,276	(315)

Total Debt	19,530	20,046	(516)
Cash and cash equivalents	2,028	3,619	(1,591)

Net Debt (1)	$17,502	$16,427	$1,075

(1)	Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES
Net earnings	$968	$743
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	284	256
Stock-based compensation expense	25	28
Deferred income tax provision/(benefit)	34	(26)
Asset impairments and accelerated depreciation	43	—
Loss on early extinguishment of debt	110	—
Gain on acquisition	(9)	—
Loss/(gain) on equity method investment transactions	7	(71)
Equity method investment net earnings	(78)	(121)
Distributions from equity method investments	74	165
Other non-cash items, net	(23)	126
Change in assets and liabilities, net of acquisitions:
Receivables, net	(494)	(610)
Inventories, net	(37)	(48)
Accounts payable	283	206
Other current assets	(140)	(217)
Other current liabilities	(55)	(71)
Change in pension and postretirement assets and liabilities, net	(77)	(76)

Net cash provided by/(used in) operating activities	915	284

CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES
Capital expenditures	(216)	(214)
Acquisitions, net of cash received	(490)	—
Proceeds from divestitures including equity method investments	—	185
Other	16	(26)

Net cash provided by/(used in) investing activities	(690)	(55)

CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES
Issuances of commercial paper, maturities greater than 90 days	—	157
Repayments of commercial paper, maturities greater than 90 days	—	(497)
Net issuances of other short-term borrowings	647	2,477
Long-term debt proceeds	2,373	—
Long-term debt repaid	(3,353)	(670)
Repurchase of Common Stock	(1,046)	(720)
Dividends paid	(453)	(409)
Other	51	117

Net cash provided by/(used in) financing activities	(1,781)	455

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(35)	(60)

Cash, Cash Equivalents and Restricted Cash
(Decrease) / increase	(1,591)	624
Balance at beginning of period	3,650	1,328

Balance at end of period	$2,059	$1,952

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends.

The company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: acquisition & divestiture activities, gains and losses on intangible asset sales and non-cash impairments, major program restructuring activities, constant currency and related adjustments, major program financing and hedging activities and other major items affecting comparability of operating results. See below for a description of adjustments to the company’s U.S. GAAP financial measures included herein.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company removes these items from its non-GAAP definitions.

•

“Organic Net Revenue” is defined as net revenues excluding the impacts of acquisitions, divestitures and currency rate fluctuations. The company also evaluates Organic Net Revenue growth from emerging markets and developed markets.

•

“Adjusted Gross Profit” is defined as gross profit excluding the impacts of the Simplify to Grow Program; acquisition integration costs; the operating results of divestitures; and mark-to-market impacts from commodity and forecasted currency transaction derivative contracts. The company also presents “Adjusted Gross Profit margin,” which is subject to the same adjustments as Adjusted Gross Profit. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.

•

“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of the items listed in the Adjusted Gross Profit definition as well as gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture or acquisition gains or losses and related divestiture, acquisition and integration costs; costs associated with the JDE Peet’s transaction; remeasurement of net monetary position; impacts from resolution of tax matters; CEO transition remuneration; Swiss tax reform impacts; and impact from pension participation changes. The company also presents “Adjusted Operating Income margin” and “Adjusted Segment Operating Income margin,” which are subject to the same adjustments as Adjusted Operating Income and Adjusted Segment Operating Income. The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•

“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of the items listed in the Adjusted Operating Income definition, as well as losses on debt extinguishment and related expenses; gains or losses on equity method investment transactions; net earnings from divestitures; gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans; and U.S. and Swiss tax reform impacts. Similarly, within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ significant operating and non-operating items. The tax impact of each of the items excluded from the company’s GAAP results was computed based on the facts and tax assumptions associated with each item, and such impacts have also been excluded from Adjusted EPS. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

•	“Free Cash Flow” is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow is the company’s primary measure used to monitor its cash flow performance.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three months and year ended December 31, 2020 and December 31, 2019. See Items Impacting Comparability of Operating Results below for more information about the items referenced in these definitions that specifically impacted the company’s results.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages benefit plan non-service income and interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company identifies these based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.

Divestitures, Divestiture-related costs and Gains/(losses) on divestitures

Divestitures include completed sales of businesses (including the partial or full sale of an equity method investment—discussed separately below under the gains and losses on equity method investment transactions section) and exits of major product lines upon completion of a sale or licensing agreement. As the company records its share of KDP and JDE Peet’s ongoing earnings on a one-quarter lag basis, any KDP or JDE Peet’s ownership reductions are reflected as divestitures within the company’s non-GAAP results the following quarter.

•

The company’s non-GAAP results include the impacts from last-year’s partial sales of its equity method investments in KDP and JDE Peet’s as if the sales occurred at the beginning of all periods presented. See the section on gains/losses on equity method transactions below for more information.

Acquisitions, Acquisition-related costs and Acquisition integration costs

On April 1, 2021, the company acquired Gourmet Food Holdings Pty Ltd, a leading Australian food company in the premium biscuit and cracker category. The company incurred acquisition-related costs of $1 million during the three months ended March 31, 2021.

On March 25, 2021, the company acquired a majority interest in Lion/Gemstone Topco Ltd (“Grenade”), a performance nutrition leader in the United Kingdom. The acquisition of Grenade expands the company’s position into the premium nutrition market. The company incurred acquisition-related costs of $2 million during the three months ended March 31, 2021.

On January 4, 2021, the company acquired the remaining 93% of equity of Hu Master Holdings, a category leader in premium chocolate in the United States, which provides a strategic complement to the company’s snacking portfolio in North America through growth opportunities in chocolate and other categories in the well-being segment. As a result of acquiring the remaining equity interest, the company consolidated the operation and recorded a pre-tax gain of $9 million ($7 million after-tax) related to stepping up the company’s previously-held $8 million (7%) investment to fair value. The acquisition added incremental net revenues of $8 million and an operating loss of $6 million in the three months ended March 31, 2021. The company also incurred acquisition-related costs of $4 million during the three months ended March 31, 2021.

On April 1, 2020, the company acquired a majority interest in Give & Go, a North American leader in fully-finished sweet baked goods and owner of the famous two-bite® brand of brownies and the Create-A-Treat® brand, known for cookie and gingerbread house decorating kits. The acquisition of Give & Go provides access to the in-store bakery channel and expands the company’s position in broader snacking. The acquisition added incremental net revenues of $106 million and operating income of $6 million in the three months ended March 31, 2021. The company incurred $1 million of acquisition-integrations costs in the three months ended March 31, 2021.The company also incurred acquisition-related costs of $5 million in the three months ended March 31, 2020.

Simplify to Grow Program

The primary objective of the Simplify to Grow Program is to reduce the company’s operating cost structure in both its supply chain and overhead costs. The program covers severance as well as asset disposals and other manufacturing and procurement-related one-time costs.

Restructuring costs

The company recorded restructuring charges of $88 million in the three months ended March 31, 2021 and $15 million in the three months ended March 31, 2020 within asset impairment and exit costs and benefit plan non-service income. These charges were for severance and related costs, non-cash asset write-downs (including accelerated depreciation and asset impairments) and other adjustments, including any gains on sale of restructuring program assets.

Implementation costs

Implementation costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded implementation costs of $34 million in the three months ended March 31, 2021 and $43 million in the three months ended March 31, 2020.

Mark-to-market impacts from commodity and currency derivative contracts

The company excludes unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency transaction derivatives from its non-GAAP earnings measures until such time that the related exposures impact its operating results. The company recorded net unrealized gains on commodity and forecasted currency transaction derivatives of $117 million in the three months ended March 31, 2021 and recorded net unrealized losses of $184 million in the three months ended March 31, 2020.

Remeasurement of net monetary position

During the second quarter of 2018, primarily based on published estimates which indicated that Argentina’s three-year cumulative inflation rate exceeded 100%, the company concluded that Argentina became a highly inflationary economy for accounting purposes. As of July 1, 2018, the company began to apply highly inflationary accounting for its Argentinian subsidiaries and changed their functional currency from the Argentinian peso to the U.S. dollar. On July 1, 2018, both monetary and non-monetary assets and liabilities denominated in Argentinian pesos were remeasured into U.S. dollars. As of each subsequent balance sheet date, Argentinian peso denominated monetary assets and liabilities were remeasured into U.S. dollars using the exchange rate as of the balance sheet date, with remeasurement and other transaction gains and losses recorded in net earnings. Within selling, general and administrative expenses, the company recorded remeasurement losses of $5 million in the three months ended March 31, 2021 and $2 million in the three months ended March 31, 2020 related to the revaluation of the Argentinian peso denominated net monetary position over these periods.

Impact from pension participation changes

The impact from pension participation changes represent the charges incurred when employee groups are withdrawn from multiemployer pension plans and other changes in employee group pension plan participation. The company excludes these charges from its non-GAAP results because those amounts do not reflect the company’s ongoing pension obligations.

On July 11, 2019, the company received an undiscounted withdrawal liability assessment related to the company’s complete withdrawal from the Bakery and Confectionery Union and Industry International Pension Fund totaling $526 million and requiring pro-rata monthly payments over 20 years. The company began making monthly payments during the third quarter of 2019. The company recorded $3 million of accreted interest in the three months ended March 31, 2021 and $3 million in the three months ended March 31, 2020 on the long-term liability within interest and other expense, net. As of March 31, 2021, the remaining discounted withdrawal liability was $372 million, with $14 million recorded in other current liabilities and $358 million recorded in long-term other liabilities.

Loss on debt extinguishment and related expenses

On March 31, 2021, the company completed an early redemption of Euro (€1,200 million) and U.S. dollar ($992 million) denominated notes. The company recorded $137 million of extinguishment loss and debt-related expenses within interest and other expense, net related to $110 million paid in excess of carrying value of the debt and recognizing unamortized discounts and deferred financing in earnings and $27 million foreign currency derivative loss related to the redemption payment at the time of the debt extinguishment.

Loss related to interest rate swaps

Within interest and other expense, net, the company recognized a loss related to forward-starting interest rate swaps of $79 million ($103 million pre-tax) for the three months ended March 31, 2020 due to the changes in related forecasted debt.

Gains and losses on equity method investment transactions

Keurig Dr Pepper Transactions:

On March 4, 2020, the company participated in a secondary offering of KDP shares and sold approximately 6.8 million shares, which reduced its ownership interest by 0.5% of total outstanding shares. The company received $185 million of proceeds and recorded a pre-tax gain of $71 million (or $54 million after-tax) during the three months ended March 31, 2020. On August 3, 2020, the company sold approximately 14.1 million shares of KDP, which reduced its ownership interest by 1.0% of the total outstanding shares. The company received $414 million of proceeds and recorded a pre-tax gain of $181 million (or $139 million after-tax) during the third quarter of 2020. On September 9, 2020, the company sold approximately 12.5 million shares of KDP, which reduced its ownership interest by 0.9% of the total outstanding shares. The company received $363 million of proceeds and recorded a pre-tax gain of $154 million (or $119 million after-tax) during the third quarter of 2020. On November 17, 2020, the company participated in a secondary offering of KDP shares and sold approximately 40.0 million shares, which reduced the company’s ownership interest by 2.8% of the total outstanding shares. The company received $1,132 million of proceeds and recorded a pre-tax gain of $459 million (or $350 million after-tax) during the fourth quarter of 2020. The company considers these ownership reductions partial divestitures of its equity method investment in KDP. Therefore, the company has removed the equity method investment net earnings related to this divested portion from its non-GAAP financial results for Adjusted EPS for all historical periods presented to facilitate comparison of results. The company’s U.S. GAAP results, which include its equity method investment net earnings from KDP, did not change from what was previously reported.

JDE Peet’s Transaction:

In May 2020, JDE Peet’s B.V. (renamed JDE Peet’s N.V. immediately prior to Settlement (as defined below), “JDE Peet’s”) consummated the offering, listing and trading of its ordinary shares on Euronext Amsterdam, a regulated market operated by Euronext Amsterdam N.V. (the “admission”). In connection with this transaction, JDE Peet’s and the selling shareholders, including the company, agreed to sell at a price of €31.50 per ordinary share a total of approximately 82.1 million ordinary shares, including ordinary shares subject to an over-allotment option. The ordinary shares were listed and first traded on May 29, 2020, and payment for, and delivery of, the ordinary shares sold in the offering (excluding ordinary shares subject to the over-allotment option) took place on June 2, 2020 (“Settlement”).

Prior to Settlement, the company exchanged its 26.4% ownership interest in JDE for a 26.5% equity interest in JDE Peet’s. The company did not invest new capital in connection with the transaction and the exchange was accounted for as a change in interest transaction. Upon Settlement, the company sold approximately 9.7 million of its ordinary shares in JDE Peet’s in the offering for gross proceeds of €304 million ($343 million). The company subsequently sold approximately 1.4 million additional shares and received gross proceeds of €46 million ($51 million) upon exercise of the over-allotment option. Following Settlement and the exercise of the over-allotment option, the company held a 22.9% equity interest in JDE Peet’s. During the second quarter of 2020, the company recorded a preliminary gain of $121 million, net of $33 million released from accumulated other comprehensive losses, and incurred $48 million of transaction costs. The company also incurred a $261 million tax expense that is payable in 2020 and 2021. During the third quarter of 2020, the company increased its preliminary gain by $10 million to $131 million. During the fourth quarter of 2020, the company recorded a $7 million loss related to a minor dilution of its ownership percentage and reduced its tax expense by $11 million to $250 million.

In connection with this transaction, during the second quarter of 2020, the company changed its accounting principle to reflect its share of JDE’s historical and JDE Peet’s ongoing earnings on a one-quarter lag basis, although the company continues to record dividends when cash is received. The company determined a lag was preferable as it enables the company to continue to report its quarterly and annual results on a timely basis, while recording its share of JDE Peet’s ongoing results after JDE Peet’s has publicly reported its results. This change in accounting principle was applied retrospectively to all periods. In addition, the company considers the 3.6% ownership reduction a partial divestiture of its equity method investment in JDE Peet’s. Therefore, the company has removed the equity method investment net earnings related to this divested portion from its non-GAAP financial results for Adjusted EPS for all historical periods presented to facilitate comparison of results. The company’s U.S. GAAP results, which include its equity method investment net earnings from JDE Peet’s, did not change from what was previously reported.

Equity method investee items

Within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its equity method investees’ significant operating and non-operating items, such as acquisition and divestiture-related costs and restructuring program costs.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

OUTLOOK

The company’s outlook for 2021 Organic Net Revenue growth, Adjusted EPS growth on a constant currency basis and Free Cash Flow are non-GAAP financial measures that exclude or otherwise adjust for items impacting comparability of financial results such as the impact of changes in currency exchange rates, restructuring activities, acquisitions and divestitures. The company is not able to reconcile its projected Organic Net Revenue growth to its projected reported net revenue growth for the full-year 2021 because the company is unable to predict during this period the impact from potential acquisitions or divestitures, as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Adjusted EPS growth on a constant currency basis to its projected reported diluted EPS growth for the full-year 2021 because the company is unable to predict during this period the timing of its restructuring program costs, mark-to-market impacts from commodity and forecasted currency transaction derivative contracts and impacts from potential acquisitions or divestitures as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Free Cash Flow to its projected net cash from operating activities for the full-year 2021 because the company is unable to predict during this period the timing and amount of capital expenditures impacting cash flow. Therefore, because of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the company is unable to provide a reconciliation of these measures without unreasonable effort.

Schedule 4a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars)

(Unaudited)

	Latin America		AMEA	Europe	North America		Mondelēz International
For the Three Months Ended March 31, 2021
Reported (GAAP)	$669		$1,745	$2,847	$1,977		$7,238
Acquisitions	—		—	—	(114)		(114)
Currency	109		(81)	(177)	(11)		(160)

Organic (Non-GAAP)	$778		$1,664	$2,670	$1,852		$6,964

For the Three Months Ended March 31, 2020
Reported (GAAP)	$726		$1,502	$2,584	$1,895		$6,707
Divestitures	—		—	—	—		—

Organic (Non-GAAP)	$726		$1,502	$2,584	$1,895		$6,707

% Change
Reported (GAAP)	(7.9)%		16.2%	10.2%	4.3%		7.9%
Divestitures	— pp		— pp	— pp	— pp		— pp
Acquisitions	—		—	—	(6.0)		(1.7)
Currency	15.1		(5.4)	(6.9)	(0.6)		(2.4)

Organic (Non-GAAP)	7.2%		10.8%	3.3%	(2.3)%		3.8%

Vol/Mix	(2.9	)pp	7.9 pp	2.4 pp	(2.8	)pp	1.5 pp
Pricing	10.1		2.9	0.9	0.5		2.3

Schedule 4b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues - Markets

(in millions of U.S. dollars)

(Unaudited)

	Emerging Markets	Developed Markets		Mondelēz International
For the Three Months Ended March 31, 2021
Reported (GAAP)	$2,563	$4,675		$7,238
Acquisitions	—	(114)		(114)
Currency	94	(254)		(160)

Organic (Non-GAAP)	$2,657	$4,307		$6,964

For the Three Months Ended March 31, 2020
Reported (GAAP)	$2,417	$4,290		$6,707
Divestitures	—	—		—

Organic (Non-GAAP)	$2,417	$4,290		$6,707

% Change
Reported (GAAP)	6.0%	9.0%		7.9%
Divestitures	— pp	— pp		— pp
Acquisitions	—	(2.7)		(1.7)
Currency	3.9	(5.9)		(2.4)

Organic (Non-GAAP)	9.9%	0.4%		3.8%

Vol/Mix	4.7 pp	(0.2	)pp	1.5 pp
Pricing	5.2	0.6		2.3

Schedule 5

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended March 31, 2021
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$7,238	$2,966	41.0%	$1,283	17.7%
Simplify to Grow Program	—	15		122
Mark-to-market (gains)/losses from derivatives	—	(116)		(118)
Acquisition integration costs	—	—		1
Acquisition-related costs	—	—		7
Gain on acquisition	—	—		(9)
Remeasurement of net monetary position	—	—		5
Impact from pension participation changes	—	1		1

Adjusted (Non-GAAP)	$7,238	$2,866	39.6%	$1,292	17.9%

Currency		(76)		(44)

Adjusted @ Constant FX (Non-GAAP)		$2,790		$1,248

	For the Three Months Ended March 31, 2020
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$6,707	$2,451	36.5%	$856	12.8%
Simplify to Grow Program	—	19		58
Mark-to-market (gains)/losses from derivatives	—	186		185
Acquisition-related costs	—	—		5
Remeasurement of net monetary position	—	—		2

Adjusted (Non-GAAP)	$6,707	$2,656	39.6%	$1,106	16.5%

	Gross Profit	Operating Income
$ Change - Reported (GAAP)	$515	$427
$ Change - Adjusted (Non-GAAP)	210	186
$ Change - Adjusted @ Constant FX (Non-GAAP)	134	142

% Change - Reported (GAAP)	21.0%	49.9%
% Change - Adjusted (Non-GAAP)	7.9%	16.8%
% Change - Adjusted @ Constant FX (Non-GAAP)	5.0%	12.8%

Schedule 6

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended March 31, 2021
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Loss on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,283	$(44)	$218	$1,109	$212	19.1%	$7	$(78)	$7	$961	$0.68
Simplify to Grow Program	122	—	—	122	31		—	—	—	91	0.07
Mark-to-market (gains)/losses from derivatives	(118)	—	(1)	(117)	(22)		—	—	—	(95)	(0.07)
Acquisition integration costs	1	—	—	1	—		—	—	—	1	—
Acquisition-related costs	7	—	—	7	1		—	—	—	6	0.01
Gain on acquisition	(9)	—	—	(9)	(2)		—	—	—	(7)	—
Remeasurement of net monetary position	5	—	—	5	—		—	—	—	5	—
Impact from pension participation changes	1	—	(3)	4	1		—	—	—	3	—
Loss on debt extinguishment and related expenses	—	—	(137)	137	34		—	—	—	103	0.07
Loss on equity method investment transactions	—	—	—	—	—		(7)	—	—	7	—
Equity method investee items	—	—	—	—	1		—	(16)	—	15	0.01

Adjusted (Non-GAAP)	$1,292	$(44)	$77	$1,259	$256	20.3%	$—	$(94)	$7	$1,090	$0.77

Currency										(47)	(0.04)

Adjusted @ Constant FX (Non-GAAP)										$1,043	$0.73

Diluted Average Shares Outstanding											1,422

	For the Three Months Ended March 31, 2020
	Operating Income	Benefit plan non -service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$856	$(33)	$190	$699	$148	21.2%	$(71)	$(121)	$7	$736	$0.51
Simplify to Grow Program	58	—	—	58	13		—	—	—	45	0.03
Mark-to-market (gains)/losses from derivatives	185	—	1	184	32		—	—	—	152	0.11
Acquisition-related costs	5	—	—	5	1		—	—	—	4	—
Net earnings from divestitures	—	—	—	—	(5)		—	28	—	(23)	(0.01)
Remeasurement of net monetary position	2	—	—	2	—		—	—	—	2	—
Impact from pension participation changes	—	—	(3)	3	1		—	—	—	2	—
Loss related to interest rate swaps	—	—	(103)	103	24		—	—	—	79	0.06
Gain on equity method investment transactions	—	—	—	—	(17)		71	—	—	(54)	(0.04)
Equity method investee items	—	—	—	—	1		—	(6)	—	5	—

Adjusted (Non-GAAP)	$1,106	$(33)	$85	$1,054	$198	18.8%	$—	$(99)	$7	$948	$0.66

Diluted Average Shares Outstanding											1,445

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 7

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$0.68	$0.51	$0.17	33.3%
Simplify to Grow Program	0.07	0.03	0.04
Mark-to-market (gains)/losses from derivatives	(0.07)	0.11	(0.18)
Acquisition-related costs	0.01	—	0.01
Net earnings from divestitures	—	(0.01)	0.01
Loss related to interest rate swaps	—	0.06	(0.06)
Loss on debt extinguishment and related expenses	0.07	—	0.07
Gain on equity method investment transactions	—	(0.04)	0.04
Equity method investee items	0.01	—	0.01

Adjusted EPS (Non-GAAP)	$0.77	$0.66	$0.11	16.7%
Impact of favorable currency	(0.04)	—	(0.04)

Adjusted EPS @ Constant FX (Non-GAAP)	$0.73	$0.66	$0.07	10.6%

Adjusted EPS @ Constant FX—Key Drivers
Increase in operations			$0.08
Change in benefit plan non-service income			—
Change in interest and other expense, net			—
Decrease in equity method investment net earnings			(0.01)
Change in income taxes			(0.01)
Change in shares outstanding			0.01

			$0.07

Schedule 8

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended March 31, 2021
	Latin America	AMEA	Europe	North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$669	$1,745	$2,847	$1,977		$—	$—	$—	$—	$7,238
Divestitures	—	—	—	—		—	—	—	—	—

Adjusted (Non-GAAP)	$669	$1,745	$2,847	$1,977		$—	$—	$—	$—	$7,238

Operating Income
Reported (GAAP)	$76	$362	$557	$270		$118	$(64)	$(38)	$2	$1,283
Simplify to Grow Program	6	(19)	16	111		—	8	—	—	122
Mark-to-market (gains)/losses from derivatives	—	—	—	—		(118)	—	—	—	(118)
Acquisition integration costs	—	—	—	1		—	—	—	—	1
Acquisition-related costs	—	—	—	—		—	—	—	7	7
Gain on acquisition	—	—	—	—		—	—	—	(9)	(9)
Remeasurement of net monetary position	5	—	—	—		—	—	—	—	5
Impact from pension participation changes	—	—	1	—		—	—	—	—	1

Adjusted (Non-GAAP)	$87	$343	$574	$382		$—	$(56)	$(38)	$—	$1,292
Currency	13	(20)	(43)	(2)		—	6	2	—	(44)

Adjusted @ Constant FX (Non-GAAP)	$100	$323	$531	$380		$—	$(50)	$(36)	$—	$1,248

% Change - Reported (GAAP)	(2.6)%	54.7%	18.0%	(29.1)%		n/m	15.8%	11.6%	n/m	49.9%
% Change - Adjusted (Non-GAAP)	(4.4)%	45.3%	17.4%	(3.0)%		n/m	8.2%	11.6%	n/m	16.8%
% Change - Adjusted @ Constant FX (Non-GAAP)	9.9%	36.9%	8.6%	(3.6)%		n/m	18.0%	16.3%	n/m	12.8%

Operating Income Margin
Reported %	11.4%	20.7%	19.6%	13.7%						17.7%
Reported pp change	0.7 pp	5.1 pp	1.3 pp	(6.4	)pp					4.9 pp
Adjusted %	13.0%	19.7%	20.2%	19.3%						17.9%
Adjusted pp change	0.5 pp	4.0 pp	1.3 pp	(1.5	)pp					1.4 pp

	For the Three Months Ended March 31, 2020
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items		Mondelēz International
Net Revenue
Reported (GAAP)	$726	$1,502	$2,584	$1,895	$—	$—	$—	$—		$6,707
Divestitures	—	—	—	—	—	—	—	—		—

Adjusted (Non-GAAP)	$726	$1,502	$2,584	$1,895	$—	$—	$—	$—		$6,707

Operating Income
Reported (GAAP)	$78	$234	$472	$381	$(185)	$(76)	$(43)		$(5)	$856
Simplify to Grow Program	11	2	17	12	—	16	—	—		58
Mark-to-market (gains)/losses from derivatives	—	—	—	—	185	—	—	—		185
Acquisition integration costs	—	—	—	1	—	(1)	—	—		—
Acquisition-related costs	—	—	—	—	—	—	—	5		5
Remeasurement of net monetary position	2	—	—	—	—	—	—	—		2

Adjusted (Non-GAAP)	$91	$236	$489	$394	$—	$(61)	$(43)	$—		$1,106

Operating Income Margin
Reported %	10.7%	15.6%	18.3%	20.1%						12.8%
Adjusted %	12.5%	15.7%	18.9%	20.8%						16.5%

Schedule 9

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Cash Provided by Operating Activities to Free Cash Flow

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020	$ Change
Net Cash Provided by Operating Activities (GAAP)	$915	$284	$631
Capital Expenditures	(216)	(214)	(2)

Free Cash Flow (Non-GAAP)	$699	$70	$629